                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            FLEMING COMPANIES, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
          N/A
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     (2) Form, Schedule or Registration Statement No.:
          N/A
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     (3) Filing Party:
          N/A
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     (4) Date Filed:
          N/A
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

                                                              6301 Waterford Boulevard
                                                              P.O. Box 26647
[FLEMING COMPANIES, INC. LOGO]                                Oklahoma City, OK 73126-0647

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Fleming Companies, Inc. on Thursday, May 14, 1998, at 10:00 a.m. at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma. The meeting is being held for the following purposes:

     1. To elect two directors for terms expiring in 2001.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

     3. To consider a shareholder proposal relating to declassification of the board of directors.

     4. To transact other business as may properly come before the meeting or any adjournment.

     The accompanying proxy statement contains complete details on the proposals and other matters. Shareholders of record as of March 16, 1998, are entitled to notice of, and to vote at, the meeting. The company's annual report, including financial statements for the year ended December 27, 1997, is also enclosed.

     We hope you can be with us for this year's meeting. Your participation in the affairs of the company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible.

     ADMISSION TO THE MEETING WILL BE BY TICKET ONLY. IF YOU ARE A SHAREHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE COMPLETE AND RETURN THE ENCLOSED BUSINESS REPLY POSTCARD TO REQUEST AN ADMISSION TICKET, WHICH WILL BE MAILED TO YOU. BENEFICIAL OWNERS WHO PLAN TO ATTEND MAY OBTAIN ADMISSION TICKETS IN ADVANCE BY SENDING WRITTEN REQUESTS, ALONG WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TO THE MANAGER, CORPORATE SECRETARY DEPARTMENT, FLEMING COMPANIES, INC., 6301 WATERFORD BLVD., P.O. BOX 26647, OKLAHOMA CITY, OK 73126-0647. SHAREHOLDERS WHO DO NOT PRESENT ADMISSION TICKETS AT THE MEETING WILL BE ADMITTED UPON VERIFICATION OF OWNERSHIP AT THE ADMISSIONS COUNTER.

                                       By Order of the Board of Directors

                                       DAVID R. ALMOND
                                       Senior Vice President
                                       General Counsel and Secretary

Oklahoma City, March 24, 1998

[FLEMING COMPANIES, INC. LOGO]
--------------------------------------------------------------------------------

PROXY STATEMENT

     This proxy statement, which is being mailed to shareholders on or about March 24, 1998, is furnished in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders on May 14, 1998, including any adjournments.

     The annual meeting is called for the purposes stated in the accompanying notice. All holders of the company's $2.50 par value common stock as of March 16, 1998, are entitled to vote. As of that date, 38,258,464 shares were outstanding. On each matter coming before the meeting, a shareholder is entitled to one vote for each share of stock held as of the record date.

     If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted according to the instructions of the shareholder. If no specific instructions are given, the shares will be voted as recommended by the board of directors.

     A shareholder may revoke his or her proxy any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy at the meeting. Otherwise, a shareholder must advise the senior vice president -- general counsel and secretary in writing of revocation of his or her proxy.

     The company will bear the cost of solicitation of proxies. Solicitations will be made primarily by mail, but certain officers or associates of the company may solicit proxies by telephone or in person without additional compensation. The company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the annual meeting at an anticipated cost of $10,000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The company's certificate of incorporation provides that members of the board of directors will be divided into three classes with staggered three-year terms. The certificate requires that at each annual meeting, successors to directors whose terms expire at that meeting will be elected for three-year terms. Effective with its October 1997 meeting, the board of directors increased its number from eight to nine and elected David A. Rismiller to fill the vacancy created by such increase, designating him to be a member of the class of directors whose terms expire at the annual meeting of shareholders in the year 2000. At the end of its October 1997 meeting, Howard H. Leach (a director since
1974) retired from the board, which then decreased its number from nine to eight. Effective with the February 24, 1998 meeting, the board increased its number to nine and elected Alice M. Peterson to fill the vacancy, designating her to be a member of the class of directors whose terms expire at the 1999 annual meeting of shareholders. The current board is comprised of three classes with three directors in each class with terms expiring in 1998, 1999 and 2000.

     The board of directors has nominated two persons for election as directors to serve for three-year terms expiring in 2001 or until their successors are elected and qualified. John A. McMillan, whose term expires in 1998, has elected to retire and informed the board he would not stand for re-election after serving as a board member for six years. Accordingly, the board of directors, at its February meeting, decreased its number from nine to eight effective upon the expiration of Mr. McMillan's term at the annual meeting. Each nominee is currently serving as a director and has consented to serve for the new term.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

     The persons named on the accompanying proxy card intend to vote in favor of the two nominees listed below. Should either of these nominees become unavailable for election, the proxy will be voted for substitute nominees. If the nominees are elected, the board will be comprised of eight members, of which six are nonmanagement directors, one is an officer of the company and one is responsible for the operations of one of the company's retail chains.

     The company's transfer agent will tabulate all votes received before the date of the annual meeting. The company will appoint two inspectors of election to receive the transfer agent's tabulation, tabulate all other votes and certify the results of all matters voted upon. Neither the corporate law of the State of Oklahoma, the state in which the company is incorporated, nor the company's certificate of incorporation or bylaws has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the company's policy to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting. The company's bylaws provide that Proposal No. 1, the election of directors, requires a plurality of the votes cast at the meeting. The company's bylaws also provide that matters such as Proposal No. 2, the appointment of the auditors and Proposal No. 3, approval of the shareholder proposal, shall be decided by the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting. Therefore, an abstention will have no effect on Proposal No. 1 and will have the same effect as a vote against Proposal Nos. 2 and 3. Broker non-votes will have no effect on the outcome of any of the proposals.

NOMINEES FOR DIRECTOR TERMS EXPIRING IN 2001

                       Name (age), year first became a director

    [FLEMING DIR.      ROBERT E. STAUTH (53), 1993
    PHOTO/STAUTH]      Chairman and chief executive officer. Mr. Stauth has been
                       associated with Fleming for a total of 25 years. He first
                       joined the company in 1966, and after leaving for a brief
                       time to serve in senior management positions at two retail chains, he rejoined the company in 1977. In 1987, Mr. Stauth was elected vice president, serving at the Phoenix division.
                       In 1991, he was promoted to senior vice president -- western region, and in 1992 was named executive vice
                       president -- division operations. In April 1993, Mr. Stauth was named president and chief operating officer. He was
                       elected to the board the following June. In October of the same year, Mr. Stauth became the chief executive officer and assumed the role of chairman at the 1994 shareholders'
                       meeting. He relinquished the position of president to
                       William J. Dowd in July 1995. He serves as a member of the board of directors of IGA, Inc.; Food Distributors
                       International, for which he is chairman and serves on the
                       government relations and nominating committees; the Food
                       Marketing Institute, for which he serves on the executive
                       steering committee on Efficient Consumer Response, the
                       industry relations committee and the nominating committee;
                       the Oklahoma State Chamber of Commerce; the State Fair Board
                       of Oklahoma and the Oklahoma Business Roundtable.
                       Additionally, he is on the Advisory Board of the University
                       of Oklahoma's College of Business Administration.

    [FLEMING DIR.      ARCHIE R. DYKES (67), 1981
      PHOTO/DYKES]     Chairman and chief executive officer of Capital City
                       Holdings, Inc. (a venture capital organization). He is a
                       director of Whitman Corp., Hussman International
                       Corporation, Midas, Inc. and the Employment Corporation. A
                       former chancellor of the University of Kansas and of the
                       University of Tennessee, Mr. Dykes also serves as a trustee of the Kansas University Endowment Association and of the
                       William Allen White Foundation.
                       Chairman of the corporate governance committee and member of the compensation and organization committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

                       Name (age), year first became a director

    [FLEMING DIR.      JACK W. BAKER (60), 1996
     PHOTO/BAKER]      Chief executive of Baker's Supermarkets, a family owned
                       independent retail chain acquired by Fleming in 1992. Mr.
                       Baker has been associated with Baker's for his entire
                       business career. He is president, chief executive officer
                       and an owner of PDM, Inc., an Omaha, Nebraska based real
                       estate development firm. He served as chairman of the
                       Greater Omaha Chamber of Commerce in 1993 and vice chairman of the Food Marketing Institute from 1993 to 1995.
                       Member of the nominating committee and the corporate
                       governance committee.

    [FLEMING DIR.      EDWARD C. JOULLIAN III (68), 1984
   PHOTO/JOULLIAN]     Chairman and chief executive officer of Mustang Fuel Corp.
                       (energy development and services) since 1964. Mr. Joullian is a director of The LTV Corp. and American Fidelity Co. He is a trustee of the Colonial Williamsburg Foundation.
                       Chairman of the nominating committee and member of the audit and finance committee.

    [FLEMING DIR.      ALICE M. PETERSON (45), 1998
   PHOTO/PETERSON]     Vice President and treasurer of Sears, Roebuck and Co. (a
                       company providing apparel, home and automotive products and services.) She joined that company in 1989 as corporate
                       director of finance, became managing director -- corporate finance in 1992, and vice president -- treasurer in 1993.
                       Prior to joining Sears, Ms. Peterson served as assistant
                       treasurer of Kraft, Inc. from 1988 to 1989. From 1984 to
                       1988, Ms. Peterson served in a variety of financial
                       positions for PepsiCo, Inc., where her last position held
                       was director of capital markets. Ms. Peterson is a member of the Conference Board's Council of Corporate Treasurers and
                       the Financial Executives Institute's Committee on Corporate
                       Finance. She serves on the Board of 360 Communications, the
                       Ravinia Festival Board of Trustees, and the Alumni Board of
                       Vanderbilt's Owen Graduate School of Management.
                       Member of the compensation and organization committee and
                       the nominating committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

                       Name (age), year first became a director

    [FLEMING DIR.      CAROL B. HALLETT (60), 1993
    PHOTO/HALLETT]     President and chief executive officer of the Air Transport
                       Association of America, Washington, D.C. Prior to joining
                       the Air Transport Association in April 1995, Mrs. Hallett
                       served as senior government relations advisor with Collier,
                       Shannon, Rill & Scott from February 1993 to March 1995. From
                       November 1989 through January 1993, Mrs. Hallett served as the Commissioner of the United States Customs Service. From
                       September 1986 to May 1989, she served as the U.S.
                       Ambassador to The Commonwealth of the Bahamas. From July
                       1983 to August 1986, Mrs. Hallett served as the national
                       vice chairman and field director of Citizens for America.
                       Mrs. Hallett also served three terms in the California
                       legislature and as minority leader in the State Assembly.
                       Mrs. Hallett is a director of Litton Industries, Inc. and
                       the American Association of Exporters and Importers. She is
                       a trustee for the Junior Statesmen of America. Mrs. Hallett also serves on the President's Cabinet of California
                       Polytechnic State University.
                       Chairman of the audit and finance committee and member of
                       the corporate governance committee.

    [FLEMING DIR.      GUY A. OSBORN (62), 1992
    PHOTO/OSBORN]      Retired as chairman of Universal Foods Corp. in April 1997.
                       He joined that company in 1971, became president in 1984 and chairman in 1990. He serves on the boards of Wisconsin Gas
                       Co., WICOR, Inc., Boys and Girls Club of Greater Milwaukee
                       and Alverno College and is a trustee of Northwestern Mutual
                       Life Insurance Company.
                       Chairman of the compensation and organization committee and member of the nominating committee.

    [FLEMING DIR.      DAVID A. RISMILLER (60), 1997
   PHOTO/RISMILLER]    Chairman, president, and chief executive officer of America
                       First Financial Institutions Management, L.L.C. (an
                       investment partnership), since 1997. He served as chairman and chief executive officer of FirsTier Financial Inc. from
                       1989 until the company's merger with FirstBank in 1996. From
                       1988 to 1989, he served as president of FirsTier Financial
                       Inc. and from 1984 to 1988, he served as chairman and chief executive officer of Commerce Bank of Kansas City, N.A. From
                       1992 to 1995, Mr. Rismiller served as the Federal Reserve
                       tenth district representative to the Federal Advisory
                       Council and from 1979 to 1997 he served as a member of the
                       Bankers Roundtable. He serves as an executive committee
                       member and director of the Omaha Chamber of Commerce;
                       director and executive committee member of Woodmen Accident
                       & Life Insurance Co.; governor, executive committee member, treasurer and finance committee chairman of Joslyn Art
                       Museum; former governor, treasurer, and finance committee
                       chairman of the Knights of Ak-Sar-Ben; director of Omaha
                       Zoological Society; dean's council member, Ohio State
                       University College of Business; past president, director and governor of American Royal Association; trustee of Midwest
                       Research Institute; and member of U.S.A.F. Strategic Command
                       Consultation Committee.
                       Member of the audit and finance committee and the corporate governance committee.

THE BOARD OF DIRECTORS

     Meetings of Directors. During the past year, the board of directors had five regular and three telephone meetings. Each director attended 75% or more of the aggregate of the total number of meetings of the board and of committees of which he or she was a member.

     Compensation of Directors. Effective as of January 1, 1997, the company's Directors' Stock Equivalent Plan was amended and renamed the Amended and Restated Directors' Compensation and Stock Equivalent Unit Plan (the "Directors' Plan"). Under the Directors' Plan for fiscal 1997, each nonmanagement director received (i) an annual retainer of $16,000, plus a fee of $1,000 for each board and committee meeting attended and an additional $250 for each committee meeting chaired, and (ii) an award of 1,000 stock equivalent units. The stock equivalent units represent the right to receive cash equal to the value of shares of common stock when the director ceases to serve. These units are not entitled to any voting rights. Upon payment of the stock equivalent units, the company will also pay cash to the participant in an amount equal to dividends or distributions which he or she would have received if the stock equivalent units had been awarded as shares of common stock rather than stock equivalent units. The cash compensation paid under the Directors' Plan together with the value of the stock equivalent units yielded actual annual compensation for 1997 of approximately $40,000 for each nonmanagement director except for Mr. Rismiller and Ms. Peterson, who joined the board in October 1997 and February 1998, respectively. Effective January 1, 1998, the Directors' Plan was amended to increase the number of stock equivalent units annually awarded to each nonmanagement director by 500, and each nonmanagement director was awarded 1,500 stock equivalent units under the Directors' Plan.

COMMITTEES OF THE BOARD

     The board of directors has four standing committees. The principal responsibilities of each are as follows.

     Audit and Finance Committee. The committee focuses primarily on ethical and regulatory matters and on the effectiveness of the company's accounting policies and practices, financial reporting and internal controls, and the internal audit function. The committee oversees company policies and programs with respect to ethical standards and regulatory compliance. It annually reviews the selection of independent auditors and, after consultation with management, recommends the appointment of independent auditors for board approval and shareholder ratification. It reviews and discusses the scope of the annual audit with management and the independent auditors and may request additional review and audit procedures. The committee reviews the annual report of the auditors and the auditors' observations and suggestions regarding accounting and control policies, procedures and organization, and their adequacy. The committee makes recommendations, as appropriate, to management based on the auditors' suggestions. The committee reports its findings to the board at least annually. The committee met three times during 1997.

     Compensation and Organization Committee. The committee oversees the company's compensation and benefit policies and programs. The committee reviews the objectives, structure, cost and administration of major compensation and benefit policies and programs. It annually reviews officers' salaries, stock options, and other management incentives, and administers the company's stock option and management incentive plans. The stated policy of the committee is to motivate the company's executive officers and other associates to enhance the company's financial performance by focusing on specific business objectives. It also makes recommendations regarding the selection of the chief executive officer. The committee met five times during 1997.

     Nominating Committee. The committee develops and recommends to the board guidelines and criteria for selecting persons to serve as directors. It recommends nominees for election at the annual meeting and candidates to fill board vacancies. The committee considers and makes recommendations regarding the composition of the board. Copies of the "Guidelines for Board Composition" and "Guidelines for Board Candidates", which the committee has used during the past six years, are attached to this proxy statement as Exhibits A-1 and A-2, respectively. The committee met twice during 1997. At its meeting in February 1997, the board renamed and reconstituted the "Nominating/Governance Committee" as the "Nominating Committee", removing the corporate governance function from its responsibilities. The committee will consider nominees recommended by shareholders if such nomination is made pursuant to timely notice in writing in strict accordance with the company's bylaws. A shareholder desiring to make a nomination should contact the senior vice president -- general counsel and secretary to obtain a copy of the bylaws.

     Corporate Governance Committee. The committee considers matters relating to corporate governance and establishes standards which are reviewed annually for governing the operation of the company by the board through management. The committee will also annually assess board and board committee effectiveness. The committee was created by the board in 1997 and did not meet in 1997. Attached to this proxy statement as Exhibit B is a copy of the Corporate Governance Statement of Policy adopted by the board of directors which outlines responsibilities and corporate governance standards under which the board of directors manages the company.

SECURITY OWNERSHIP OF MANAGEMENT

     The total number of shares of common stock and stock equivalent units beneficially owned as of February 24, 1998 by each of the present directors, nominees, the chief executive officer and each of the other four most highly compensated executive officers, and all of the directors and executive officers as a group, are as follows:

                                               AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP(1)
                                          ------------------------------
                                          COMMON            STOCK
        NAME OF BENEFICIAL OWNER           STOCK     EQUIVALENT UNITS(2)
        ------------------------          -------    -------------------
Robert E. Stauth........................  108,258(3)            --
Jack W. Baker...........................  487,468(4)            --
Archie R. Dykes.........................    4,157(5)         4,564
Carol B. Hallett........................    1,845            3,706
Edward C. Joullian III..................    6,000(6)         4,564
John A. McMillan........................    3,000            4,564
Guy A. Osborn...........................    3,000            4,564
Alice M. Peterson.......................       --            1,500
David A. Rismiller......................    1,000            1,500
William J. Dowd.........................   42,000(7)            --
E. Stephen Davis........................   59,714(8)            --
Harry L. Winn, Jr.......................   30,200(9)            --
Thomas L. Zaricki.......................   20,144(10)            --
                                          -------           ------
All directors and executive officers as
  a group (22)..........................  907,208(11)        24,962
                                          =======           ======

---------------

(1) Unless otherwise indicated, all shares are owned directly by the named person and he or she has sole voting and investment power with respect to such shares. The shares represent less than 1% of the total outstanding shares for each person listed, except for Mr. Baker whose ownership constitutes 1.27% of the total outstanding shares. The shares listed for all directors and executive officers as a group constitute 2.37% of the total outstanding shares.

(2 )The stock equivalent units listed are owned as indicated by the nonmanagement directors. They have been awarded under the Amended and Restated Directors' Compensation and Stock Equivalent Unit Plan and are payable only in cash when the director ceases to be a director of the company. See "Compensation of Directors."

(3 )Consists of 15,758 shares owned jointly by Mr. Stauth and his wife with whom he shares voting and investment power, 68,500 shares under options presently exercisable and 24,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power. Excludes 180,000 shares awarded under the 1996 Stock Incentive Plan which are held by the trustee of the company's Executive Deferred Compensation Trust (the "Deferred Trust") as to which Mr. Stauth has neither voting nor investment power. See "Summary Compensation Table -- Restricted Stock Awards" and "Long-Term Incentive Awards."

(4 )Consists of 413,768 shares owned directly by Mr. Baker, 66,700 shares owned jointly with his wife with whom he shares voting and investment power, 4,600 shares under options presently exercisable and 2,400 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

 (5 )Consists of 3,527 shares owned directly by Mr. Dykes for which he has sole voting and investment power, and 630 shares owned jointly by Mr. Dykes and his wife with whom he shares voting and investment power.

 (6 )Owned by a limited partnership in which Mr. Joullian is a general partner and for which he shares voting and investment power with the other general partners.

 (7 )Consists of 26,000 shares under options presently exercisable and 16,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which Mr. Dowd has sole voting power.

 (8 )Consists of 7,214 shares owned directly by Mr. Davis for which he has sole voting and investment power, 35,500 shares under options presently exercisable, 9,000 shares owned jointly by Mr. Davis and his wife with whom he shares voting and investment power and 8,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power. Excludes 100,000 shares awarded under the 1990 Stock Incentive Plan which are held by the trustee of the Deferred Trust as to which Mr. Davis has neither voting nor investment power. See "Summary Compensation Table -- Restricted Stock Awards" and "Long-Term Incentive Awards."

 (9 )Consists of 1,100 shares owned directly by Mr. Winn for which he has sole voting and investment power, 20,750 shares under options presently exercisable, 350 shares owned by his wife as to which he shares voting and investment power and 8,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power. Excludes 60,000 shares awarded under the 1996 Stock Incentive Plan which are held by the trustee of the Deferred Trust as to which Mr. Winn has neither voting nor investment power. See "Summary Compensation Table -- Restricted Stock Awards" and "Long-Term Incentive Awards."

(10 )Consists of 7,644 shares owned directly by Mr. Zaricki for which he has sole voting and investment power, 8,500 shares under options presently exercisable and 4,000 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power. Excludes 20,000 shares awarded under the 1996 Stock Incentive Plan which are held by the trustee of the Deferred Trust as to which Mr. Zaricki has neither voting nor investment power. See "Summary Compensation Table -- Restricted Stock Awards" and "Long-Term Incentive Awards."

(11 )Includes 453,910 shares for which directors and executive officers have sole voting and investment power, 105,898 shares for which they share voting and investment power with others, 253,800 shares under options presently exercisable, and 93,600 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which they have sole voting power. Excludes 400,000 shares awarded under the 1990 and 1996 Stock Incentive Plans held by the trustee of the Deferred Trust as to which they have neither voting nor investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name and address of each known shareholder of the company who beneficially owns more than 5% of the company's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned according to information made available to the company as of February 15, 1998.

                                                AMOUNT AND NATURE OF    PERCENT
               NAME AND ADDRESS                 BENEFICIAL OWNERSHIP    OF CLASS
               ----------------                 --------------------    --------

Goldman, Sachs & Co. and
The Goldman Sachs Group, L.P.
85 Broad Street
New York NY 10004.............................       4,571,381(1)        11.95%

Crabbe Huson Group, Inc.
121 S.W. Morrison
Suite 1400
Portland, Oregon 97204........................       3,642,300(2)         9.52%

Dodge & Cox
One Sansome St., 35th Floor
San Francisco, CA 94104.......................       2,079,066(3)         5.43%

---------------

(1) Based on a Schedule 13G dated February 14, 1998, Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. share the power to vote 4,229,481 shares and to dispose of all shares.

(2 )Based on a Schedule 13G dated February 2, 1998, Crabbe Huson Group, Inc. has shared power to vote and to dispose of all shares.

(3 )Based on a Schedule 13G dated February 12, 1998, Dodge & Cox has shared power to vote 9,600 shares, sole power to vote 1,813,166 shares and sole power to dispose of all shares.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the compensation information for the chief executive officer and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 27, 1997, December 28, 1996 and December 30, 1995.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                    ANNUAL COMPENSATION                      AWARDS
                         ------------------------------------------   --------------------
                                                                      RESTRICTED
                                                       OTHER ANNUAL     STOCK                 ALL OTHER
  NAME AND PRINCIPAL                                   COMPENSATION     AWARDS     OPTIONS   COMPENSATION
       POSITION          YEAR   SALARY($)   BONUS($)      ($)(2)        ($)(3)       (#)        ($)(4)
  ------------------     ----   ---------   --------   ------------   ----------   -------   ------------
Robert E. Stauth         1997    600,000    684,612(1)       288      1,518,750    30,000     2,364,000
Chairman and Chief       1996    600,567         --          288         --        60,000        --
Executive Officer        1995    588,462         --          288         --          --          --
William J. Dowd          1997    474,718    451,654(1)       570         --        20,000        --
President and Chief      1996    475,144         --          288         --        44,000        --
Operating Officer        1995    223,781         --           72        423,000    60,000        --
E. Stephen Davis         1997    310,153    357,571(1)       570        843,750      --       1,000,333
Executive Vice           1996    301,140         --          570         --        30,000        --
President
Operations               1995    283,846         --          288         --          --          --
Harry L. Winn, Jr.       1997    311,769    299,518(1)       288        506,250    15,000       243,671
Executive Vice           1996    294,576         --          288         --        30,000        --
President
and Chief Financial      1995    291,846         --          120         --          --          --
Officer
Thomas L. Zaricki        1997    267,963    390,099(1)       288        168,750      --         274,260
Senior Vice President    1996    257,345         --          288         --        10,000        --
Retail Operations        1995    243,743     91,098          288         --          --          --

---------------

(1) Bonuses were awarded pursuant to the terms of the company's Economic Value Added Incentive Bonus Plan (the "EVA(R) Plan"). Under the EVA(R) Plan, 67% of the bonus awarded for fiscal 1997 was actually paid to the named executive officer and 33% was credited to his Bonus Bank and will constitute his Beginning Bonus Bank Balance for the payment of bonuses, if any, for fiscal 1998. Such Bonus Bank Balances are subject to reduction or elimination in future years if Target EVA(R) is not attained in accordance with the terms of the EVA(R) Plan. In addition, such Bonus Bank Balances are subject to forfeiture in the event the named executive officer voluntarily resigns or his employment is terminated with cause. See "Report of Compensation Committee -- Bonuses."

(2 )The company provides term life insurance to all associates generally, and there is no imputed income to the associate with respect to the first $50,000 of coverage except for highly compensated associates. Accordingly, the company is required to impute income to the named individuals with respect to the first $50,000 of coverage and reimburses them for its tax effect. The amounts shown in this column reflect such tax reimbursement amounts.

(3 )The restricted stock awards reported in this column were made under the company's 1990 Stock Incentive Plan and its 1996 Stock Incentive Plan. The awards for Messrs. Stauth (90,000 shares), Davis (50,000 shares), Winn (30,000 shares), and Zaricki (10,000 shares) were made on November 1, 1997 in connection with the termination of the company's Supplemental Retirement Income Plan (the "SRP"). The market price per share of the company's common stock on the date of grant was $16.8750. The shares awarded to Messrs. Stauth, Winn and Zaricki vest over four years at the rate of 25% per year. Mr. Davis' shares vest over three years at the rate of 33 1/3%

---------------

EVA(R) is a registered trademark of Stern Stewart & Co.

    per year. These shares of restricted stock are held by the trustee of the Deferred Trust, who has voting and investment power with respect to the shares. The executive officers have no attributes of ownership with respect to such shares until they are distributed. Vested shares will not be distributed until the executive officer terminates employment with the company and all of the following conditions have been satisfied: (i) the completion of at least two years of continuous employment from November 1, 1997, (ii) satisfaction of the "Rule of 70" where his age plus completed years of employment service with the company equals 70 or more, and (iii) the attainment of age 55 with at least ten years of service with the company (collectively, the "Distribution Events"). The shares will also vest and will be distributed upon termination of the executive officer's employment due to death or disability or upon a change of control. Unearned restricted stock will be forfeited after four years in the case of Messrs. Stauth, Winn and Zaricki and three years in the case of Mr. Davis. See "Termination of Employment and Change in Control Arrangements -- Other Arrangements" and "Long-Term Incentive Awards."

    Mr. Dowd's award was made on August 1, 1995 and the market price per share on the date of grant was $26.4375. These restricted shares vest in 20% increments over a ten-year period in the event the price of the company's common stock reaches certain specified target prices. Unearned restricted stock will be forfeited on July 31, 2005.

    Dividends on restricted stock awarded to Mr. Dowd are accrued and paid when the vesting requirements are met. Dividends on the shares of restricted stock awarded to the other named executive officers will be accrued but not paid until the shares are distributed. As of the last day of fiscal 1997, there were held in escrow for Mr. Stauth 204,000 restricted shares with a value of $2,817,750, Mr. Dowd 16,000 restricted shares with a value of $221,000, Mr. Davis 108,000 restricted shares with a value of $1,491,750, Mr. Winn 68,000 restricted shares with a value of $939,250 and Mr. Zaricki 24,000 restricted shares with a value of $331,500 (based on the market price per share of $13.8125 on December 26, 1997). See "Long-Term Incentive Awards."

(4) Effective November 1, 1997, the Compensation and Organization Committee terminated the SRP with respect to all currently employed participants (including the named executive officers) and adopted the Executive Past Service Benefit Plan (the "Past Service Plan"). Mr. Dowd is not a participant in the SRP or the Past Service Plan. Amounts reported in this column represent the value of accounts established for the benefit of Messrs. Stauth, Davis, Winn and Zaricki pursuant to the Past Service Plan. Such amounts were determined by calculating for each the present value of the amount that would have been payable under the SRP, assuming that each had retired as of November 1, 1997 and was fully vested. Payment to Messrs. Stauth, Davis, Winn and Zaricki under the Past Service Plan will be made in a method elected by the executive officer at the time he was selected for participation in the plan and will commence upon the occurrence of the Distribution Events or termination of employment due to death, disability, or upon or in anticipation of a change of control of the company. See "Termination of Employment and Change in Control Arrangements -- Past Service Plan."

REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE OFFICERS

     The policy of the compensation and organization committee (the "Committee"), implemented through the compensation programs described below, is to motivate executive officers to enhance the company's financial performance by focusing attention on specific business objectives emphasizing company profitability and teamwork among associates and to reward such executive officers based on company and individual performance. Decisions regarding salary for fiscal 1997, stock option grants and restricted stock awards were made at meetings at which 1997 Committee members Osborn, Leach and McMillan were present. Decisions regarding bonuses for fiscal 1997 were made by the Committee at its meeting held in February 1998 at which 1998 Committee members Osborn and Dykes were present. Mr. Leach retired as a director and as a member of the Committee following the board meeting in October 1997. Ms. Peterson, who became a member of the Committee after its meeting in February 1998, did not participate in any decisions with respect to 1997 compensation.

     Compensation for the company's executive officers is generally comprised of base salary, bonus and awards of stock options or restricted stock. Decisions with respect to compensation, except for that of the chief executive officer (the "CEO"), are made by the Committee, composed of nonmanagement directors, upon the recommendation of the CEO. The Committee separately determines the CEO's compensation. The Committee's decisions are submitted to the full board of directors for its information and review only. Earnings of the company and the market value of its stock are considered subjectively by the members of the Committee in setting the CEO's and other executive officers' base salaries. Also, some bonus awards are based in part on earnings performance. The CEO, who is also a director, does not participate in the board's review of the Committee's decisions regarding his compensation. Decisions about awards under certain of the company's stock-based compensation plans are made solely by the Committee in order for awards to comply with Securities and Exchange Commission Rule 16b-3.

     Salary. In determining salary for fiscal 1997, the Committee relied on the company's salary administration program, the objectives of which are to attract, retain and motivate productive executive officers. For each job classification, the program requires a written job description, an evaluation of the job with assigned points based on the nature of the job, its functions and the level of the position, and an assigned salary range based on the total point value. Annual salaries are adjusted based on individual performance. In addition, the Committee reviews the earnings of the company and the market value of the company's common stock for the previous fiscal year-end and, based on these factors, after considering recommendations of an outside consultant, the Committee makes a subjective determination of the nature and extent of salary adjustments. The Committee generally establishes target salaries in the middle of the assigned salary ranges. In order to measure competitiveness, the Committee also considers salary surveys comparing company jobs with similar jobs held by employees of companies included in the company's peer group. See "Company Performance." The company believes its executive salaries are generally higher than executive salaries of companies in its peer group with the exception of SUPERVALU, Inc.

     Bonuses. Bonus awards are determined, within the Committee's discretion, with reference to the EVA(R) Plan. The EVA(R) Plan replaced the Fleming Companies, Inc. Incentive Compensation Program (the "FICP") for the executive officers and other corporate officers (21 persons) currently participating in the EVA(R) Plan.

     The EVA(R) Plan is structured around an economic value added ("EVA") concept, a financial measurement system or tool, expressed as a formula. EVA(R) is the net operating profit of the company or unit of the company after taxes ("NOPAT"), less a charge for the capital employed by the company or unit in order to produce such profit. NOPAT is net income as determined under generally accepted accounting principles with adjustments. The capital charge is determined by measuring all capital employed to produce the NOPAT and multiplying such capital employed by a weighted average cost of capital rate or required return.

     The EVA(R) Plan is composed of the following components: (i) the Target Bonus, to be established by the Committee for each participant at the beginning of each Plan Period; (ii) an Actual EVA(R) which is the economic value added performance for a given year of the company or an Operating Unit to which the participant is assigned and is based on actual performance, (iii) a Target EVA, which is automatically set each year based on the average of the prior year's Actual EVA(R) and the prior year's Target EVA(R) plus a fixed dollar amount known as the Expected Improvement; and (iv) a Performance Multiple Factor which is also expressed as a fixed dollar amount and is used to determine the extent to which a difference between the Actual EVA(R) and the Target EVA(R) impacts the actual bonus awarded the participants. The Performance Multiple Factor is fixed each year and reflects the historical volatility of the company's business. The plan also utilizes a Bonus Multiple, which is made up of the sum of the Performance Multiple (the difference between the Actual EVA(R) and the Target EVA(R) divided by the Performance Multiple Factor) and the Target Multiple (fixed at 1). The Initial Declared Bonus is calculated by multiplying the Target Bonus by the Bonus Multiple. In the case of some participants, such amount is divided into two parts: the Direct Portion and the Individual Portion. The Individual Portion is multiplied by an Individual Performance Factor ("IPF") ranging from 0-150%. The IPF for each participant depends on the achievement by that participant of his stated personal key business objectives.

     For the executive officers and other corporate officers, the Final Declared Bonus is deposited into a participant's Bonus Bank which is then added to the Beginning Bonus Bank Balance to calculate the Available Bonus Bank Balance. Bonus payments are then made to the executive officers from the Available Bonus Bank Balance. During years one through four a participant is included in the EVA(R) Plan, the payout schedule will be: 67%, 50%, 40% and 33%, respectively, of the Available Bonus Bank Balance and will remain 33% after year four. The Committee can amend the payout percentage for future years. Although 1997 would have technically represented year three under the plan with a 40% payout, at its meeting in February 1997, the Committee amended the plan to provide that, in the event bonuses were declared under the plan for 1997, 1997 would represent year one for all current participants in the plan and the payout percentage would be 67% of the Available Bonus Bank Balance in light of the fact that a bonus has never been paid under the EVA(R) Plan. A Final Declared Bonus may be negative when Target EVA(R) is not attained. If negative declarations continue, a participant's Bonus Bank will have a negative balance. This does not result in a cash cost to the participant, but the participant will not be entitled to a bonus until the Bonus Bank again has a positive balance. Upon retirement, death or termination without cause, the Bonus Bank Balance will be paid to the participant or his estate, as applicable. Bonus Bank Balances will be forfeited if the participant voluntarily resigns or his employment is terminated with cause.

     Pursuant to the terms of the EVA(R) Plan, the Committee can reduce or eliminate the payment of any bonus under the EVA(R) Plan. The Committee set earnings from operations of $1.20 per share or more as a benchmark for the awarding of bonuses to executive officers for fiscal 1997. Adjusted earnings from operations for fiscal 1997 were $1.32 per share.

     Restricted Stock and Stock Options. As described in footnote three to the Summary Compensation Table above, pursuant to the 1990 Stock Incentive Plan and the 1996 Stock Incentive Plan, the Committee can award restricted stock to executive officers and other key associates which vests upon the attainment of targeted profit and/or other performance or service related criteria. The Committee believes that restricted stock awards build stock ownership and provide a long-term focus since the stock is restricted from being sold, transferred, or assigned and is forfeitable until vested. At February 1, 1998, there were 7,112 shares available for awards of restricted stock under the 1990 Stock Incentive Plan and no shares were available for awards under the 1996 Stock Incentive Plan. Awards of restricted stock were made to the named executive officers in fiscal 1997 in connection with termination of their participation in the SRP. See "Summary Compensation Table -- Restricted Stock Awards" and "Long-Term Incentive Awards."

     The Committee can also award stock options to key associates pursuant to the 1990 Stock Option Plan and the 1996 Stock Incentive Plan. The Committee believes that the granting of stock options helps to retain and motivate key associates. At February 1, 1998, there were 243,350 options available for grants under the 1990 Stock Option Plan and 130,000 options available for grants under the 1996 Stock Incentive Plan to executive officers and other key associates. Stock option grants were made to four executive officers in 1997, including three of the named executive officers. See "Stock Option Information -- Option Grants."

CHIEF EXECUTIVE OFFICER

     The salary for the CEO was determined by the Committee in accordance with the policies set forth above for all executive officers. The CEO's bonus was determined in accordance with the EVA(R) Plan. His Target Bonus was $540,000 and his Bonus Multiple was 1.268 yielding a $684,612 Initial Declared Bonus. However, his actual bonus paid was $458,650 (67%) and $225,922 (33%) was credited to his Bonus Bank and is subject to forfeiture. The CEO also received an option to purchase 30,000 shares of company stock. This grant was made to increase his stock ownership in the company. His 180,000 share restricted stock award was made in connection with the termination of his participation in the SRP. The $2,364,000 amount reported with respect to the Past Service Plan has not been paid to the CEO, but represents the value of an account established for his benefit to which he will be entitled upon termination of his employment with the company. See "Summary Compensation Table -- Footnote 4" and "Termination of Employment and Change in Control Arrangements -- Past Service Plan."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Although no executive officer's total compensation for fiscal 1997 exceeded the limitations on deductibility under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended ("the Code"), the Committee has adopted and the board of directors has ratified the following policy regarding
Section 162(m):

     Section 162(m) limits the deductibility of certain compensation paid by the company to certain of its executive officers. It is possible that future circumstances may warrant compensation payments which will not qualify as a tax deductible expense. It shall be the policy of the Committee to compensate executive officers based on performance, and the Committee recognizes that flexibility with respect to the payment of compensation must be insured in order to maintain this policy. Accordingly, although the Committee will to the extent possible attempt to qualify all compensation payments for deductibility under Section 162(m), circumstances may arise which require it to authorize compensation which is not deductible under
     Section 162(m).

                      Guy A. Osborn, Chairman                       Archie R. Dykes
                      Howard H. Leach                               John A. McMillan

COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 composite index and an index of peer companies selected by the company with the investment weighted based on market capitalization at the beginning of each year.

                        [FLEMING COMPANIES, INC. GRAPH]

                                              Fleming
           Measurement Period                Companies,
         (Fiscal Year Covered)                  Inc.            S&P 500          Peer Group
1992                                                   100               100               100
1993                                                    82               110               111
1994                                                    80               112                89
1995                                                    75               153               111
1996                                                    64               189               111
1997                                                    50               252               140

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each year for the company, the peer group and the S&P 500 composite is based on the stock price or composite index at the end of calendar 1992.

     Companies in the peer group are as follows: Fleming Companies, Inc., SUPERVALU, Inc., Nash Finch Company, Super Food Services, Inc., Richfood Holdings, Inc., and Super Rite Corp. Super Rite Corp. was acquired by Richfood Holdings, Inc. in 1995 and Super Food Services, Inc. was acquired by Nash Finch Company in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Guy A. Osborn served as chairman, and Howard H. Leach and John A. McMillan served as members of the Compensation and Organization Committee. No executive officer of the company has any relationship reportable under the Compensation Committee Interlock regulations.

STOCK OPTION INFORMATION

     Option Grants. The following table sets forth information concerning the grant of stock options to the named executive officers during the fiscal year ended December 27, 1997. Messrs. Davis and Zaricki are omitted from the table since they did not receive any option grants during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                       NUMBER OF    % OF TOTAL
                                       SECURITIES     OPTIONS     EXERCISE
                                       UNDERLYING   GRANTED TO       OR
                                        OPTIONS      EMPLOYEES      BASE                  GRANT DATE
                                        GRANTED         IN         PRICE     EXPIRATION    PRESENT
                NAME                    (#)(1,2)    FISCAL YEAR    ($/SH)       DATE      VALUE $(3)
                ----                   ----------   -----------   --------   ----------   ----------
Robert E. Stauth.....................    30,000        37.5        17.50      02-23-07     307,500
William J. Dowd......................    20,000        25.0        17.50      02-23-07     205,000
Harry L. Winn, Jr....................    15,000        18.8        17.50      02-23-07     153,750

---------------

(1 )The listed options are exercisable in four twenty-five percent (25%) increments on the first through fourth anniversaries of the date of grant.

(2 )The vesting of all listed options accelerates in the case of a change of control of the company. See "Termination of Employment and Change in Control Arrangements -- Other Arrangements."

(3 )Based on Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on assumptions as to variables such as risk free interest rate, stock price volatility and future dividend yield as follows: the options are assumed to be exercised at the end of a ten year term; yield volatility of 39%; annual dividend yield of 0.5% and a risk free rate of return of 6.25%.

     Option Exercises. The following table sets forth information regarding the value as of the fiscal year-end of any unexercised options held by the named executive officers. No stock options were exercised by any of the named executive officers during the fiscal year ended December 27, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                           NUMBER OF
                                                                           SECURITIES       VALUE OF
                                                                           UNDERLYING      UNEXERCISED
                                                                          UNEXERCISED     IN-THE-MONEY
                                                                           OPTIONS AT      OPTIONS AT
                                                                           FY-END (#)     FY-END ($)(1)
                                                                         --------------   -------------
                                  SHARES ACQUIRED                         EXERCISABLE/    EXERCISABLE/
              NAME                ON EXERCISE (#)   VALUE REALIZED ($)   UNEXERCISABLE    UNEXERCISABLE
              ----                ---------------   ------------------   --------------   -------------
Robert E. Stauth................          --                  --         68,500/121,500       0/0
William J. Dowd.................          --                  --         26,000/ 98,000       0/0
E. Stephen Davis................          --                  --         35,500/ 40,500       0/0
Harry L. Winn, Jr...............          --                  --         20,750/ 54,250       0/0
Thomas L. Zaricki...............          --                  --          8,500/ 16,500       0/0

---------------

(1) The market price of the company's common stock at 1997 fiscal year-end was $13.8125 per share.

LONG-TERM INCENTIVE AWARDS

     The following table sets forth information concerning certain restricted stock awards to the named executive officers during the fiscal year ended December 27, 1997, which qualify as long-term incentive compensation due to their performance vesting requirements. Mr. Dowd is omitted from the table since he did not receive a restricted stock award during the last fiscal year.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                             NUMBER OF       PERFORMANCE OR OTHER
                                                              SHARES,            PERIOD UNTIL
                                                           UNITS OR OTHER       MATURATION OR
                          NAME                             RIGHTS (#)(1)            PAYOUT
                          ----                            ----------------   --------------------
Robert E. Stauth........................................      90,000                   (1)
E. Stephen Davis........................................      50,000                   (1)
Harry L. Winn, Jr.......................................      30,000                   (1)
Thomas L. Zaricki.......................................      10,000                   (1)

---------------

(1) The awards reported are shares of restricted stock awarded under the 1990 Stock Incentive Plan and the 1996 Stock Incentive Plan. These awards were made on November 1, 1997 in connection with the termination of the recipient's participation in the SRP. They will vest in 25% increments in the event the price of the company's common stock reaches certain specified target prices over four years for Messrs. Stauth, Winn and Zaricki and in 33 1/3% increments over three years for Mr. Davis. Except for the performance vesting component, these restricted stock awards have the same terms as those reported in 1997 in the Summary Compensation Table. See "Summary Compensation Table -- Footnote 3".

PENSION PLAN

     The following table illustrates estimated annual benefits payable under the company's defined benefit plan ("Pension Plan") to the named executive officers upon retirement, assuming retirement at age 65, including amounts attributable to the company's Executive Deferred Compensation Plan (the "Excess Plan"), which provides benefits that would otherwise be denied participants due to certain limitations on qualified benefit plans in the Code:

                               Pension Plan Table

                                Years of Service

-------------------------------------------------------------------------------------------
    Remuneration          10        15        20        25        30        35        40
-------------------------------------------------------------------------------------------
   $250,000..........  $ 41,675  $ 62,500  $ 83,350  $104,188  $125,000  $137,500  $150,000
    300,000..........    50,010    75,000   100,020   125,025   150,000   165,000   180,000
    350,000..........    58,345    87,500   116,690   145,863   175,000   192,500   210,000
    400,000..........    66,680   100,000   133,360   166,700   200,000   220,000   240,000
    450,000..........    75,015   112,500   150,030   187,538   225,000   247,500   270,000
    500,000..........    83,350   125,000   166,700   208,375   250,000   275,000   300,000
    550,000..........    91,685   137,500   183,370   229,213   275,000   302,500   330,000
    600,000..........   100,020   150,000   200,040   250,050   300,000   330,000   360,000
    650,000..........   108,355   162,500   216,710   270,888   325,000   357,500   390,000
    700,000..........   116,690   175,000   233,380   291,725   350,000   385,000   420,000
    750,000..........   125,025   187,500   250,050   312,563   375,000   412,500   450,000
    800,000..........   133,360   200,000   266,720   333,400   400,000   440,000   480,000
    850,000..........   141,695   212,500   283,390   354,238   425,000   467,500   510,000

     The estimated number of years of credited service for each of the named executive officers is as follows: Mr. Stauth, 21; Mr. Dowd, 3; Mr. Davis, 37; Mr. Winn, 4; and Mr. Zaricki, 4.

     Benefit amounts payable under the Pension Plan are (i) payable on a straight life basis computed as a percentage of final average compensation (consisting of salaries, wages, commissions and bonuses) for the five calendar plan years during the last ten years of the associate's career for which such average is the highest, (ii) subject to offset for Social Security and (iii) limited by the Employee Retirement Income Security Act of 1974, as amended, and by the Code. There is also an additional dollar limitation on benefits which an associate may earn under all of the company's qualified pension plans. Since Messrs. Stauth, Davis, Winn and Zaricki are participants in the Excess Plan as well as the Pension Plan, amounts payable to them are calculated in accordance with the Excess Plan, which provides for computation of benefits based on "Annual Final Compensation," which is defined under the Excess Plan to be average annual total compensation earned by the participant for the three consecutive calendar years of his employment immediately prior to his retirement date. Benefits under the Excess Plan are subject to offset for amounts payable under the Pension

Plan. As of December 27, 1997, Annual Final Compensation was as follows for the named executive officers: Mr. Stauth $699,998; Mr. Davis $337,338; Mr. Winn $327,607; and Mr. Zaricki $316,443. Mr. Dowd does not participate in the Excess Plan; but he is a participant in the Pension Plan. As of December 27, 1997, his covered compensation under the Pension Plan was $386,699.

     Prior to November 1997, the named executive officers, except for Mr. Dowd who is covered by a separate agreement (the "Dowd Agreement"), participated in the SRP. In view of its concerns regarding the continuing expense associated with the SRP, the Committee, effective November 1, 1997, terminated the SRP for all currently employed participants (the "Active SRP Participants") and adopted the Excess Plan. See "Summary Compensation Table -- Footnotes 3 and 4." Its decision to terminate the SRP, freeze the amounts then attributable to the Active SRP Participants, make the restricted stock grants and adopt the Past Service Plan and the Excess Plan was based primarily on the fact that such actions yielded an overall reduction in financial expense. Its decision was also designed to cause the compensation of the Active SRP Participants to be aligned as nearly as possible with the interests of the company's shareholders. See "Summary Compensation Table -- Footnote 3." The Excess Plan is a defined benefit supplementary plan which provides retirement income, offset by the executive's Pension Plan benefit, equal to the existing pension formula under the Pension Plan (currently 1.667% times the years of service up to 30 years and 1% times the years of service thereafter) without considering the limitations of Sections 415 and 401(a)(17) of the Code, which limit the amounts of benefits and includable compensation for an executive under the Pension Plan. The Excess Plan covers all of the Active SRP Participants. Future executives may be added as participants under the Excess Plan. Payments under the Excess Plan are made following termination of employment due to retirement (age 55 or later), death, disability or upon or in anticipation of a change of control of the company.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreements. In 1995, the company entered into employment agreements with all of the named executives. The provisions of the employment agreements are effective upon a "change of control" of the company (as defined in the agreements) and for a period of three years thereafter. Upon a change of control, the executive is to receive an annual base salary equal to the greater of (i) his base salary at the time of the change of control and (ii) the highest average annual base salary paid to the executive during any of the three out of the five fiscal years immediately preceding the change of control which yield the highest annual base salary. In addition, the executive will receive an annual bonus equal to the highest annual bonus paid to the executive during any of the five fiscal years immediately preceding the change of control. The executive will also be entitled to all of the benefits and to participate in all of the plans in effect immediately preceding the change of control that are available to other key associates.

     Pursuant to the terms of the employment agreements, in the event during the three years following a change of control, or in anticipation of a change of control, the executive is terminated for other than "cause" (as such term is defined in the agreements), death or disability or he terminates his employment for "good reason" (as such term is defined in the agreements), then the executive is to receive a lump sum cash payment comprised of the following amounts: (i) his base salary through the date of termination at the annual rate in effect on the date of termination or, if higher, at the highest annual rate in effect at any time during the 36 month period preceding the change of control date through the date of termination (the "Highest Base Salary"); (ii) the prorated portion of his annual bonus for the last full fiscal year prior to his termination or, if higher, the annual bonus paid for the last full fiscal year prior to the change of control (the "Recent Bonus"); (iii) the product obtained by multiplying 2.99 times the sum of the Highest Base Salary and the Recent Bonus; and (iv) any amounts previously deferred by the executive (plus any accrued interest thereon) and any accrued vacation pay. In addition, for the remainder of the employment period or such longer period as any plan or policy may provide, the executive shall also be entitled to participate in all plans and continue all benefits at least equal to those he would have received had he not been terminated. Any such payments to be received by the executive shall be "grossed up" to cover any excise tax, interest or penalties imposed under the Code. The employment agreements also provide for indemnification from the company to the executive and for officers' and directors' insurance coverage for the executive for a period of five years following the termination date. For a period of 30 days following the first year after a change of control, the executive can terminate his employment for any reason and receive all the benefits of the agreement as if he had terminated for good reason. Under the employment agreements, assuming a change of control on December 27, 1997, and termination of employment of the named executive for other than cause, death or disability or by the executive for good reason, the company would be required to pay the following amounts: Mr. Stauth, $3,840,990; Mr. Dowd, $2,770,695; Mr. Davis, $2,002,017; Mr. Winn, $1,837,409; and Mr. Zaricki, $1,973,696. Prior to
entering into the employment agreements, the foregoing officers, except for Messrs. Winn and Dowd, had been parties to severance agreements with the company, and the employment agreements replaced the severance agreements.

     Supplemental Trust. The company has entered into a Supplemental Income Trust (the "Supplemental Trust"). The board of directors has empowered the Committee in its sole discretion to fund the Supplemental Trust as it deems appropriate from time to time in order to satisfy the company's obligations (i) to former associates receiving SRP benefits, (ii) under the Dowd Agreement and the employment agreements, and (iii) under the severance agreements and employment agreements available to certain associates who are not named executive officers. No later than sixty days following a change of control of the company, the terms of the Supplemental Trust require the company to make an irrevocable contribution to the Supplemental Trust in an amount sufficient to pay to Mr. Dowd or his beneficiary the benefits he would be entitled to pursuant to the Dowd Agreement as of the date the change of control occurred assuming Mr. Dowd was terminated for other than "cause" (as such term is defined in the Dowd Agreement) death or disability or Mr. Dowd terminated his employment for "good reason" as such term is defined in the Dowd Agreement. The Supplemental Trust assets relating to company contributions are always subject to the claims of general creditors of the company. No associate with any right to or interest in any benefit or future payments under the Supplemental Trust will have any right to or security interest in any specific asset of the Supplemental Trust or any right to assign any benefits or rights which he or she may expect to receive from the Supplemental Trust.

     Past Service Plan. The Past Service Plan was adopted by the Committee effective November 1, 1997 in connection with its termination of the SRP for Active SRP Participants. Pursuant to the terms of the Past Service Plan, the company calculated the present value of the amount which would have been payable to each Active SRP Participant assuming he had retired as of November 1, 1997 and was fully vested. In the event there is a change of control of the company, each participant in the Past Service Plan will be fully vested in his benefit thereunder. Payments will be made under the Past Service Plan to each of the named executive officers, except for Mr. Dowd, in a method elected by the executive officer at the time he was selected for participation in the plan and payment will commence upon the occurrence of the Distribution Events or termination of employment due to death, disability or upon or in anticipation of a change of control of the company. Assuming (i) a change of control of the company on December 27, 1997 and termination of employment of the following persons and (ii) each of them elected a life only payment method, the company would be required to pay the following amounts to the following persons annually for life: Mr. Stauth, $206,130; Mr. Davis, $92,357; Mr. Winn, $21,302; and Mr. Zaricki, $24,060.

     Excess Plan and Dowd Agreement. The Excess Plan provides for payments to be made to each of the named executive officers, except for Mr. Dowd, upon retirement or in the event his employment is terminated by reason of death or disability or upon or in anticipation of a change of control of the company. Payments are to be made in a method elected by the executive officer. Pursuant to the terms of the Excess Plan, in the event there is a change of control of the company, each participant therein is fully vested in his benefit earned under such plan and they shall be paid beginning immediately following their termination of employment and no reduction shall be made for any early retirement adjustment factors provided for in the Excess Plan. Assuming (i) a change of control of the company on December 27, 1997 and termination of employment of the following persons and (ii) each of them elected a life only payment method, the company would be required under the Excess Plan to pay the following amounts to the following persons annually for life: Mr. Stauth, $245,458; Mr. Davis, $102,700; Mr. Winn, $51,859; and Mr. Zaricki, $49,998.

     Pursuant to the Dowd Agreement, Mr. Dowd is to receive $162,000 per year as a supplemental retirement benefit if he retires on or after July 24, 2007. If he retires prior to July 24, 2007, but on or after July 24, 2000, he is entitled to a reduced supplemental retirement benefit. Mr. Dowd is currently 55 years of age. In addition, the company has agreed to pay him a severance payment equal to one year's salary in the event he is terminated for any reason other than cause. Mr. Dowd would be paid $81,000 annually for life under the Dowd Agreement assuming a change of control on December 27, 1997, and the termination of his employment within three years after the change of control.

     Deferred Trust. Effective November 1, 1997, the company entered into the Deferred Trust. See "Summary Compensation Table -- Footnote 3." The shares of restricted stock awarded to the named executive officers in 1997 are held by the trustee of the Deferred Trust who has sole voting and investment power with respect to such shares until the holder terminates employment with the company and satisfies the vesting and payment conditions of his restricted stock award agreement. The board of directors has empowered the Committee in its sole discretion to fund the Deferred Trust as it deems appropriate from time to time in order to satisfy the company's obligations to associates with respect to the restricted stock awards made November 1, 1997, the Excess Plan and the Past Service Plan. No later than sixty days following a change of control of the company, the terms of the Deferred Trust require the company to make an irrevocable contribution to the Deferred Trust in an amount sufficient to pay the holders of the restricted stock awards and participants in the Excess Plan and the Past Service Plan or their beneficiaries the benefits to which they would have been entitled pursuant to the terms of the restricted stock agreements, the Excess Plan and the Past Service Plan as of the date on which the change of control occurred. The Deferred Trust assets relating to company contributions are always subject to the claims of general creditors of the company. No associate with any right to or interest in any benefit or future payments under the Deferred Trust will have any right to or security interest in any specific asset of the Deferred Trust or any right to assign any benefits or rights which he or she may expect to receive from the Deferred Trust.

     Other Arrangements. Pursuant to the provisions of the EVA(R) Plan, in the event of a change of control of the company, the Committee, in its sole discretion, may (i) accelerate the vesting of all Bonus Banks and the prorated amount of the bonus for the year in which the change of control occurs, provided, however, no negative amounts will be applied to determine the final amount of Bonus Bank payments, or (ii) determine that a payment in lieu of such amounts shall be made. See "Report of Compensation Committee."

     Pursuant to the provisions of the company's 1990 Stock Option Plan and the 1996 Stock Incentive Plan, in the event of a change of control of the company, all options outstanding under such plans will become automatically fully vested and immediately exercisable with such acceleration to occur without requirement of any further act by the company or any plan participant. All of the named executive officers participate in the above-described plans.

     Pursuant to the restricted stock awards made to the named executive officers, except for Mr. Dowd, in connection with the termination of the SRP Plan, the shares subject to the awards together with any dividends which have accrued with respect thereto shall be payable only upon termination of employment and occurrence of the Distribution Events. In the event the participant dies, incurs a disability or a change of control of the company occurs, the restricted stock award will become automatically fully vested and nonforfeitable. All shares of restricted stock plus dividends attributable thereto will be distributed to the participant within thirty days following termination of his employment due to death, disability or a change of control of the company. See "Summary Compensation Table -- Footnote 3" for information regarding the dollar value of such awards as of December 27, 1997.

     Mr. Dowd holds a restricted stock award made in 1995 under the 1990 Stock Incentive Plan. Pursuant to the terms of this award, he is entitled to receive a cash payment equal to one-third of his annual base salary if a change of control of the company occurs prior to August 1, 1998. If such a payment is made, he is also entitled to receive a "gross up" payment to cover any applicable excise tax, interest or penalties imposed under the Code.

     The company leases 10 Baker's supermarket sites and a storage facility in Omaha, Nebraska from four separate affiliates (the "Baker Affiliates") of Jack
W. Baker, a director of the company. In fiscal 1997, the company paid the Baker Affiliates approximately $3.4 million for rent, taxes and common area maintenance with respect to the grocery stores and storage facility sites. Management believes that the lease payments and other sums paid to the Baker Affiliates for the lease of the 10 supermarket sites and storage facility are competitive with other grocery stores and storage space in the Omaha market. The company expects to pay similar amounts in fiscal 1998. In his capacity as an associate of the company, Mr. Baker is also a party to a severance agreement with the company. The agreement is the same type held by a total of 187 company associates, and it provides for a severance payment to Mr. Baker of two times his annual base salary in the event his employment is terminated for any reason other than for cause or death within a period of two years following a change of control of the company.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the audit and finance committee, the board of directors has reappointed Deloitte & Touche LLP as independent auditors for 1998 and is requesting ratification by the shareholders. Deloitte & Touche LLP has audited the consolidated financial statements since 1967.

     Services performed by Deloitte & Touche LLP for the 1997 fiscal year included, among others, the audit of annual financial statements and consultations concerning various tax and accounting matters. Representatives of Deloitte & Touche LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to answer questions.

     Ratification of the appointment of independent auditors requires the affirmative vote by the holders of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                 PROPOSAL NO. 3

                      SHAREHOLDER PROPOSAL RELATING TO THE
                   DECLASSIFICATION OF THE BOARD OF DIRECTORS

     The New York City Fire Department Pension Fund, 1 Centre Street, New York, New York 10007-2341, the beneficial owner of 7,400 shares of company stock, has submitted the following proposal for action at this annual meeting:

                            REPEAL CLASSIFIED BOARD

     Submitted on behalf of the New York City Fire Department Pension Fund by Alan G. Hevesi, Comptroller of the City of New York.

     BE IT RESOLVED, that the stockholders of Fleming Companies request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

     The board believes that classification of the board of directors, which the stockholders approved in 1983, is beneficial because it helps to maintain stability and continuity in the work of the board and in the management of the affairs of the company, since a majority of directors at any given time will have experience with the business affairs and operations of the company. This permits more effective long-term strategic planning in use of company resources.

     A classified board also serves to reduce the possibility of a sudden and surprise change in majority control of the board and thus has the effect of impeding certain types of hostile, disruptive takeover tactics. In the event of a hostile takeover attempt, the fact that approximately two-thirds of the board members have tenure for at least a year would encourage a person seeking to gain control of the company to initiate arms-length discussions with management and the board, who are in the best position to negotiate a transaction that is most favorable to all of the company's shareholders. If a transaction is consummated, the board believes that negotiations with the board ultimately will lead to enhanced shareholder return.

     The board is not an entrenched group. It is constantly being stimulated with fresh perspectives and ideas. Over the last five years, while maintaining the desired continuity and stability, the board has ranged in size between eight and twelve members, with five directors joining the board and seven leaving, including two joining and two leaving in the last year alone. The average age of the board is 60 and it includes two female directors, one who joined five years ago and one who joined this year.

     In its supporting statement, the proponent expresses concerns regarding the accountability of directors. Due to its appreciation of shareholder concerns with respect to accountability, the company's board of directors in February 1997 established the corporate governance committee and adopted a policy statement, the text of which is set forth in Exhibit B to this proxy statement. The board believes that maintaining a classified board with a corporate governance committee and policy helps to ensure continuity and stability, impede disruptive takeover practices, and promote accountability of the board and management.

     For these reasons, the board continues to believe that the company's classified board promotes the best interest of the shareholders.

     Unless a proxy is marked to the contrary, the shares represented by the enclosed proxy will be voted AGAINST Proposal No. 3.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 3.

                                 SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the company. Such persons are also required by applicable regulations to furnish the company with copies of all Section 16(a) forms they file. To the company's knowledge, based solely on a review of the copies of such reports furnished to the company and written representations that no other reports were required to be filed, during 1997 all
Section 16(a) filing requirements were met.

SHAREHOLDER PROPOSALS

     Any proposals of shareholders intended to be presented at the 1999 annual meeting must be received not later than November 24, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to the meeting.

OTHER BUSINESS

     The board of directors knows of no business which will be presented for action at the meeting other than that described in the notice of annual meeting. If other matters come before the meeting, the proxies will be voted according to the judgment of the persons named on the proxy card.

     It is important that the proxies be returned promptly. Therefore, shareholders who do not expect to attend the annual meeting in person are requested to complete and return the proxy card as soon as possible.

                                              By Order of the Board of Directors

                                              David R. Almond
                                              Senior Vice President
                                              General Counsel and Secretary

                                                                     EXHIBIT A-1

                        GUIDELINES FOR BOARD COMPOSITION

Size: Between 3 and 20 members (as set by Restated Certificate of Incorporation). Board chooses within those parameters.

Classes: 3 staggered classes of 3 years each (as set by Restated Certificate of Incorporation).

Mix: Maximum of 3 inside directors; must always be a majority of independent directors.

Independent Director:          Must offer to stand down at end of term following
                               change in occupation or profession that would diminish director's ability to contribute as a board member.

Inside Director:
  (Non-CEO)
                               Must offer to resign from board upon the earlier of either reaching age 65 or retirement, resignation, other termination from company, or downward revision of status in company.

Disability:                    Must stand down if suffering from disability or
                               ill health sufficiently serious to prevent active participation in board affairs over a sustained period.

Retirement from Board:         A director must retire from the board during the
                               month following his or her 70th birthday.

Attendance:                    If cumulative attendance at board and committee
                               meetings over two successive years falls below
                               60%, director must offer to stand down.

                                                                     EXHIBIT A-2

                        GUIDELINES FOR BOARD CANDIDATES

1. A director should have the ability to apply good independent judgment to a business situation and should be able to represent broadly the interests of all the company's shareholders and constituencies. Board members should be recommended primarily on the basis of their qualification to meet these fundamental criteria.

2. A director must be free of any conflicts of interest which would interfere with his or her loyalty to the company and its shareholders. Those who have positions with or significant interests in competitors of the company may not be considered. To avoid even the appearance of a conflict of interest, members of legal firms which provide legal counsel to the company and representatives of investment banking houses, commercial banks or management consulting firms which have or are anticipated to have business relations with the company should not be considered.

3. In addition, the following criteria should be considered in recommending candidates for board membership, although these should not be applied rigidly:

     a.  Maturity and Experience

         A director should be mature and have practical or academic experience in business, economics, government or the sciences. Ideally, a director would have 15 or more years of experience including management responsibilities.

     b.  Geography

         Since the company's operations are primarily mainland United States in scope, it is desirable to have a balanced geographic representation with major geographic areas of the company's business being reflected on the board to the extent practicable.

     c.  Past Experience in Order of Preference

         (1) Chief executive officer, chief operating officer or senior executive officer of a public or substantial private company, preferably of an industrial, distribution or retailing company, with sales in excess of $500,000,000.

         (2) An educator from fields of business, economics or the sciences with management experience.

     d.  Women, Minorities and Special Interests

         Since a director represents broadly the interests of all the company's shareholders and constituencies, he or she should be chosen for his or her individual abilities and not be recommended based upon gender, minority group status or as a representative of any special interest group. However, it is desirable to have a cross section of backgrounds, and candidates otherwise qualified may be recommended with due consideration given to their gender, minority status or special interests.

                                                                       EXHIBIT B

                            FLEMING COMPANIES, INC.                FEBRUARY 1997
                              CORPORATE GOVERNANCE
                              STATEMENT OF POLICY

     THE PHILOSOPHY.

     The Company will operate pursuant to the highest possible ethical standards with integrity, propriety, and fairness, and in full compliance with the law. Each director and management associate is expected to conduct himself or herself at all times in accordance with these tenets. Every action by each director and management associate will be taken with full consideration for the interests and well-being, first, of all Company stockholders and, second, of all other Company stakeholders. Equal opportunity without qualification is the Company's policy in employment practices, in its daily management, and in its procurement and sale of goods and services. Discrimination will not be permitted based on race, color, religion, sex, age, disability status, national origin, citizenship, or Vietnam veteran status.

     THE STANDARDS.

     The Governance Committee of the Board has adopted and will administer the following Corporate Governance Standards for the guidance of the Company:

 1. The Board will operate in accordance with a statement of Requirements of Management and Directors attached hereto as Attachment I.

 2. The Chairman of the Compensation and Organization Committee (the "Compensation Committee") shall conduct a performance appraisal review with the CEO at least annually. In connection with the annual review the Chairman shall seek consultation with, and request information from, the other members of the Compensation Committee and other independent directors.

 3. The Board will annually review and approve a three-year strategic plan and a one-year operating plan for the Company.

 4. All directors will stand for election for three-year terms.

 5. The Board believes that as a general rule, former Company associates should not serve on the Board; provided, however, this standard shall not apply to former Company associates five years after he/she has no longer been an associate.

 6. The Audit and Finance Committee ("Audit Committee") and the Compensation Committee shall consist entirely of independent directors.

 7. The Board will appoint all committee members of the designated standing committees of the Board (Audit Committee, Compensation Committee, Nominating Committee and the Governance Committee) upon the recommendation of the Governance Committee. The intent will be to rotate various members of the Board through various Committees so that each independent member of the Board has an opportunity to become more experienced about the internal operations and affairs of the Company.

 8. The Governance Committee will annually assess Board and committee effectiveness through the use of the "Board Evaluation" questionnaire attached hereto as Attachment II. Each independent member of the Board will be required to complete the questionnaire annually. The questionnaires shall become a part of the permanent records of the Company and maintained by the Company's corporate secretary.

 9. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon. In addition, independent directors shall meet outside of the presence of non-independent directors from time to time as deemed appropriate.

10. Interlocking directorships will not be allowed. (An interlocking directorship would occur if a Fleming director or officer served on the board of company X and a director or an officer of company X served on the Fleming Board, or if a major supplier or customer served on Fleming's Board.) Joint ventures will be permitted between the Company and independent Board members subject to approval by the Board and Securities and Exchange Commission disclosure rules.

11. Directors are required to own at least 1,000 shares of Fleming common stock within one year of election (by the Board or the Stockholders) and 2,000 shares within three years of such election. A substantial portion of each independent director's annual compensation shall be paid in Fleming common stock or its equivalent.

12. Each director will retire upon the earlier of 30 days after reaching age 70 or upon his/her 15th anniversary as a director; provided, however, the 15 year limitation shall not apply to directors holding office upon the adoption by the Board of these standards.

13. Succession planning and management development will be reported annually to the independent directors by the CEO.

14. All corporate officers will be expected to own Fleming common stock. Such ownership will be reviewed by the Compensation Committee annually.

15. Generally, management's incentive compensation will be linked directly and objectively to measured financial goals set in advance by the Compensation Committee; however, the Board recognizes that flexibility is important in determining compensation and that all management compensation may not be so linked.

16. Stock options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price).

17. All stockholders have equal voting rights except as may be provided by law, the Certificate of Incorporation or, if applicable, under a share rights plan adopted by the Company.

18. These Corporate Governance standards have been developed and approved by the Board and will be reviewed by the Board and published at least annually and revised where appropriate.

                                  ATTACHMENT I

REQUIREMENTS OF MANAGEMENT AND DIRECTORS

     The Governance Committee shall direct the operation of the Company through management in accordance with the following Requirements of Management and Directors in order to enhance Board effectiveness:

           BOARD REQUIREMENTS                          FLEMING REQUIREMENTS
             OF MANAGEMENT                                 OF DIRECTORS
           ------------------                          --------------------
- Strong principled and ethical               - Represent and act in the best
  leadership.                                   interests of the stockholders.
- Develop strategies to deliver strong        - Critique and approve strategic and
  market franchises and build                   operating plans.
  stockholder wealth over the long term.
- Recommend appropriate strategic and         - Select, motivate, evaluate, and
  operating plans.                              compensate the CEO and all senior
                                                officers.
- Maintain effective control of               - Good understanding of strategies and
  operations.                                   the business.
- Measure performance against peers.          - Review succession planning and
                                                management development. (For
                                                independent directors only.)
- Assure sound succession planning and        - Advise and consult on key
  management development.                       organizational changes.
- Sound organizational structure.             - Careful study of Board materials and
                                                issues.
- Inform the Board regularly regarding        - Active, objective and constructive
  the status of key initiatives.                participation at meetings of Board
                                                and Committees.
- No surprises.                               - Assistance in representing Fleming to
                                                the outside world.
- Board meetings which are well-planned,      - Counsel on corporate issues.
  allow meaningful participating, and
  provide for timely resolution of
  issues.
- Advance Board materials which contain       - Good understanding of general
  the right amount of information and           economic trends and corporate
  are received sufficiently in advance          governance.
  of meetings.

                                 ATTACHMENT II

BOARD EVALUATION QUESTIONNAIRE

     This questionnaire shall be provided to each independent director on or about January 1 of each year and such directors shall complete the questionnaire by entering a number grade from 1 to 5 (where 1 is considered "poor" and 5 is considered "excellent") and written comments, where appropriate, as to each of the following 14 standards.

                     QUESTION                  POINTS
                     --------                  ------
 1.  The Board knows and understands the
     Company's vision, strategic precepts,
     strategic plan and operating plan.
                                               ------
 2.  The Board reflects its understanding of
     the Company's vision, strategic
     precepts, strategic plan, and operating
     plan in its discussions and actions on
     key issues throughout the year.
                                               ------
 3.  Board meetings are conducted in a manner
     which ensures open communication,
     meaningful participation, and timely
     resolution of issues.
                                               ------
 4.  Board materials contain the right amount
     of information, and Board members
     receive their materials sufficiently in
     advance of meetings.
                                               ------
 5.  Board members are diligent in preparing
     for meetings.
                                               ------
 6.  The Board reviews and adopts an annual
     operating budget and regularly monitors
     performance against it throughout the
     year.
                                               ------
 7.  The Board monitors the Company's income
     statement, balance sheet, and cash flow.
                                               ------
 8.  The Board reviews and adopts an annual
     capital budget and receives regular
     written or oral reports of performance
     against it throughout the year.
                                               ------
 9.  In tracking Company performance, the
     Board regularly considers the
     performance of peer companies.
                                               ------
10.  The Board reviews on at least an annual
     basis the performance of the CEO through
     the Compensation Committee.
                                               ------
11.  On an annual basis, the Board and/or the
     Compensation Committee will review the
     performance and ethics of the senior
     officers.
                                               ------
12.  The correlation between executive pay
     and Company performance will be reviewed
     on an annual basis by the Board and/or
     the Compensation Committee.
                                               ------
13.  On an annual basis, the independent
     directors shall review the succession
     plans for the CEO and key senior
     management.
                                               ------
14.  Each individual director standing for
     re-election will receive a performance
     review prior to his/her nomination from
     those members of the Governance
     Committee who are not standing for
     re-election. This assures that on at
     least an every three-year basis each
     director receives feedback from his
     fellow directors on his/her performance
     as a director.
                                               ------

The Governance Committee will analyze the numerical ratings and comments in detail and develop recommendations to enhance Board effectiveness. The Chairman of the Governance Committee shall present the assessments and recommendations to the full Board annually at its meeting immediately prior to the mailing of the proxy materials. The Governance Committee will oversee the process of implementing recommendations.

                            FLEMING COMPANIES, INC.
                         ANNUAL MEETING OF SHAREHOLDER
                                  MAY 14, 1998
                                   10:00 a.m.

P
R
O
X
Y

Robert E. Stauth, Harry L. Winn, Jr. or David R. Almond is hereby constituted the proxy of the undersigned with full power of substitution to represent and vote all shares of stock of the undersigned at the annual meeting of shareholders of Fleming Companies, Inc., to be held at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, on May 14, 1998 at 10:00 a.m., or at any adjournment thereof.


THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK THE APPROPRIATE BOXES,
           SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                 SEE REVERSE
                                                                     SIDE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   [X]  Please mark your
        votes as in this
        example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


1.   Election of Directors                        FOR            WITHHOLD
                                              ALL NOMINEES   AUTHORITY TO VOTE
                                              LISTED BELOW   FOR ALL NOMINEES
                                                               LISTED BELOW.

                                                  [ ]               [ ]

Nominees: Robert E. Strauth and Archie R. Dykes (for three-year terms)


(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)


-------------------------------------------------------------------------------


2.   Ratification of Deloitte & Touche LLP as independent auditors for 1998.

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

3. Approval of Shareholder Proposal relating to the declassification of the Board of Directors.


                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]




THE PROXY WILL VOTE IN HIS DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The shares represented by this proxy will be voted as specified, or if no direction is indicated, they will be voted "FOR" the election of the directors nominated by the board, "FOR" Proposal 2 and "AGAINST" Proposal 3. The board of directors recommends a vote "FOR" each of Proposals 1 and 2.

I RESERVE THE RIGHT TO REVOKE THIS PROXY AT ANY TIME BEFORE THE EXERCISE
THEREOF.

SIGNATURE(S)                                          DATE
            ---------------------------------------        --------------------

SIGNATURE(S)                                          DATE
            ---------------------------------------        --------------------

Please sign exactly as name appears above, indicating official position or representative capacity. FOR JOINT ACCOUNTS EACH OWNER SHOULD SIGN.

================================================================================
                            FLEMING COMPANIES, INC.
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 1998
P                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
O
X        TO:  BANK OF OKLAHOMA, NA, TRUSTEE FOR THE FLEMING COMPANIES, INC.,
Y EMPLOYER STOCK OWNERSHIP PLAN AND FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE FOR THE FLEMING COMPANIES, INC. CONSOLIDATED SAVINGS PLUS PLAN.

         I hereby instruct the Trustees to vote all shares of Fleming Companies, Inc. Common Stock, which are credited to my account at the Annual Meeting of Shareholders of said Corporation to be held May 14, 1998 at 10:00 a.m. and any adjournments thereof.

         The FSOP Trustee shall in its sole discretion vote shares of company stock for which it has received no directions from the participant. The Consolidated Savings Plus Trustee shall not vote shares of company stock for which no direction has been received from the participant. Your instructions to the Trustees will not be divulged or revealed to anyone at Fleming Companies, Inc.

         ----------------------------------------------------------------------
          PLEASE MARK, DATE, SIGN AND RETURN THE FORM IN THE ENCLOSED BUSINESS REPLY ENVELOPE.
         ----------------------------------------------------------------------
                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

--------------------------------------------------------------------------------------------------------------------
    Please mark your
    votes as in this        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
[X] example.
--------------------------------------------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
   PROPOSALS 1 AND 2.

                    FOR                  WITHHOLD
                all nominees        authority to vote
                listed below        for all nominees
                                      listed below                                         FOR   AGAINST   ABSTAIN

1. Election of      [ ]                    [ ]              2. Ratification of Deloitte    [ ]     [ ]       [ ]
   Directors.                                                  & Touche LLP as indepen-
                                                               dent auditors for 1998.

Nominees: Robert E. Stauth and Archie R. Dykes
          (for three-year terms)
(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

---------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
                                                            PROPOSAL 3.

                                                            3. Approval of Shareholder   FOR   AGAINST   ABSTAIN
                                                               Proposal relating to the
                                                               declassification of the   [ ]     [ ]       [ ]
                                                               Board of Directors.
--------------------------------------------------------------------------------------------------------------------

                                                       THE PROXY WILL VOTE IN HIS DISCRETION, ON SUCH OTHER BUSINESS
                                                       AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
                                                       THEREOF.

                                                       I RESERVE THE RIGHT TO REVOKE THIS PROXY AT ANY TIME BEFORE
                                                       THE EXERCISE THEREOF.

   SIGNATURE(S)                                        DATE
               --------------------------------------      -------------

   SIGNATURE(S)                                        DATE
               --------------------------------------      -------------
   Please sign exactly as name appears above, indicating official position or representative capacity. FOR JOINT ACCOUNTS
   EACH OWNER SHOULD SIGN.